Exhibit 99.1

AGREEMENT BY AND BETWEEN

The Suffolk County National Bank of Riverhead

Riverhead, NY

and

The Comptroller of the Currency

The Suffolk County National Bank of Riverhead, Riverhead, NY (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.

The Comptroller, through his National Bank Examiner, has examined the Bank, and his findings are contained in the Report of Examination (“ROE”) for the examination that commenced on March 01, 2010. The Comptroller has found unsafe and unsound banking practices relating to asset quality, compliance and management at the Bank.

In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I

JURISDICTION

(1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).

(2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

(4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).

(5) This Agreement shall cause the Bank to be designated as in “troubled condition,” as set forth in 12 C.F.R. § 5.51(c)(6), unless otherwise informed in writing by the Comptroller. In addition, this Agreement shall cause the Bank not to be designated as an “eligible bank” for purposes of 12 C.F.R. § 5.3(g), unless otherwise informed in writing by the Comptroller.

(6) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:

Melissa Scofield

Assistant Deputy Comptroller

New York Metro East

343 Thornall Street, Suite 610

Edison, NJ 08837

ARTICLE II

COMPLIANCE COMMITTEE

(1) Within sixty (60) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.

(2) The Compliance Committee shall meet at least monthly.

(3) Within sixty (60) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

ARTICLE III

BOARD TO ENSURE COMPETENT MANAGEMENT

(1) Within ninety (90) days, the Board shall ensure that the Bank has competent management in place on a full-time basis in its Chief Executive Officer; President; Senior Loan Officer; and Compliance Officer positions to carry out the Board’s policies, ensure compliance with this Agreement, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.

(2) Within sixty (60) days, the Board shall review the capabilities of the Bank’s management to perform present and anticipated duties and the Board will determine whether management changes will be made, including the need for additions to or deletions from current management.

(3) For incumbent officers in the positions mentioned in Paragraph (1) of this Article, the Board shall within sixty (60) days assess each of these officers’ experience, other qualifications and performance compared to the position’s description, duties and responsibilities.

(4) If the Board determines that an officer will continue in his/her position but that the officer’s depth of skills needs improvement, the Board will within sixty (60) days following such determination develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Bank. At a minimum the written program shall include:

(a)	an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;

(b)	a program to improve the effectiveness of the officer;

(c)	objectives by which the officer’s effectiveness will be measured; and

(d)	a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.

Upon completion, a copy of the written program shall be submitted to the Assistant Deputy Comptroller.

(5) If a position mentioned in Paragraph (1) of this Article is vacant now or in the future, including if the Board realigns an existing officer’s responsibilities and a position mentioned in Paragraph (1) of this Article becomes vacant, the Board shall within sixty (60)

days of such vacancy appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Agreement and the safe and sound operation of functions within the scope of that position’s responsibility.

(6) Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller the following information:

(a)	the information sought in the “Changes in Directors and Senior Executive Officers” and “Background Investigations” booklets of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed individual;

(b)	a written statement of the Board’s reasons for selecting the proposed officer; and

(c)	a written description of the proposed officer’s duties and responsibilities.

(7) The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new officer. However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.

(8) The requirement to submit information and the prior disapproval provisions of this Article are based on the authority of 12 U.S.C. § 1818(b)(6)(E) and do not require the Comptroller to complete his/her review and act on any such information or authority within ninety (90) days.

ARTICLE IV

STAFFING PLAN

(1) Within sixty (60) days the Board shall develop a staffing plan that is consistent with the goals and objectives established in the Bank’s strategic plan, that addresses the workload requirements and maintenance of an effective control environment, particularly in the areas of internal audit, compliance, credit administration, and loan workout and that accomplishes the overall risk profile established for the Bank. At a minimum, the plan will consist of the following:

(a)	identification of the skills, expertise and number of staff needed to develop, market, and administer the products and services currently being offered and identified in the strategic plan;

(b)	identification of the skills, expertise, and numbers of the Bank’s current staff; and

(c)	comparison of the current staff’s skills, expertise and numbers identified in (1) (b) of this Article to the skills, expertise and staffing numbers identified in (1)(a) of this Article as necessary to develop, market, and administer the products and services currently being offered and that will be utilized in accomplishing the Bank’s goals and objectives.

(2) Within sixty (60) days of the development of the staffing plan, the Board will implement the plan and direct any changes and additions necessary to provide the Bank with a staff that is sufficient in numbers and possesses the skills and expertise identified in (1)(a) of this Article. Thereafter the Board will ensure that the Bank adheres to the staffing plan, and shall periodically, but no less than annually, reassess and update the staffing plan to ensure adequate staffing levels throughout the bank.

(3) Upon completion of the actions required by paragraphs (1) and (2), the Board will provide a copy of its staffing plan to the Assistant Deputy Comptroller for review.

ARTICLE V

STRATEGIC PLAN

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period. The strategic plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, loan mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	an assessment of the Bank’s present and future operating environment;

(c)	the development of strategic goals and objectives to be accomplished over the short and long term;

(d)	an identification of the Bank’s present and future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in (1)(c) of this Article;

(e)	an evaluation of the Bank’s risk management practices, internal operations, staffing requirements, board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;

(f)	a management employment and succession program to promote the retention and continuity of capable management;

(g)	a financial forecast to include projections for major balance sheet and income statement accounts, desired financial ratios and growth projections over the period covered by the strategic plan;

(h)	control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment;

(i)	specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank’s operating environment; and

(j)	systems to monitor the Bank’s progress in meeting the plan’s goals and objectives.

(2) Upon adoption, a copy of the plan shall be forwarded to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the strategic plan. Thereafter, the Board shall review and approve the Strategic Plan annually and forward a copy to the Assistant Deputy Comptroller.

ARTICLE VI

CAPITAL PLAN

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program. The program shall include:

(a)	specific plans for the maintenance of adequate capital pursuant to the requirements under Part 3 and to remain well-capitalized pursuant to Part 6;

(b)	projections for growth and minimum capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, off-balance sheet activities, and risk profile;

(c)	projections of the sources and timing of additional capital to meet the Bank’s current and future needs;

(d)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank’s needs;

(e)	secondary and contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and

(f)	a dividend policy that permits the declaration of a dividend only:

(i)	when the Bank is in compliance with its approved capital program;

(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(iii)	with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller. Upon receiving a determination of no supervisory objection, the Bank shall implement and adhere to the dividend policy.

(2) Upon completion, the Bank’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program. The Board shall review and update the Bank’s capital program on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

ARTICLE VII

INTERNAL AUDIT

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to an independent, internal audit program sufficient to:

(a)	detect irregularities and weak practices in the Bank’s operations, which shall include, but not be limited to, tailoring frequency and scope of audit across branches based on the risks of each branch;

(b)	determine the Bank’s level of compliance with all applicable laws, rules and regulations, including BSA;

(c)	assess and report the effectiveness of policies, procedures, controls, and management oversight relating to accounting and financial reporting, and compliance with applicable laws and regulations;

(d)	evaluate the Bank’s adherence to established policies and procedures, with particular emphasis directed to the Bank’s adherence to its BSA policies and loan policies;

(e)	adequately cover all areas, including transactional testing to validate processes that monitor for unusual or suspicious activity, and the filing of cash transaction reports;

(f)	document the risk assessments for auditable areas, to include, at a minimum:

(i)	the nature of transactions (volume, size, etc.);

(ii)	the nature of the operating environment, including compliance with laws and regulations, complexity of transactions, changes in volume, degree of system and reporting centralization, and the economic and regulatory environment;

(iii)	internal controls, security, and management information systems; and

(iv)	staffing resources, including experience of management and staff, turnover, competence, and degree of delegation; and

(g)	establish an annual audit plan that details the frequency and scope of each audit, using a risk based approach sufficient to achieve these objectives.

(2) As part of this audit program, the Board shall evaluate the audit reports of any party providing services to the Bank, and shall assess the impact on the Bank of any audit deficiencies cited in such reports.

(3) The Board shall ensure that the audit function is supported by an adequately staffed department or outside firm, with respect to both the experience level and number of the individuals employed.

(4) The Board shall ensure that the audit program is independent. The persons responsible for implementing the internal audit program described above shall report directly to the Audit Committee of the Board, which shall have the sole power to direct their activities. All reports prepared by the audit staff shall be filed directly with the Board and not through any intervening party.

(5) All audit reports shall be in writing and shall clearly state the severity of issues, violations of laws and regulations, noncompliance with policies and procedures, and whether identified issues are repeat in nature. The reports shall distinguish the levels of risk across the scope of the Bank’s operation through the use of definitive ratings and language reflective of the levels of risk. The Board shall ensure that immediate actions are undertaken to remedy deficiencies cited in audit reports, and that auditors maintain a written record describing those actions. The Internal Auditor shall verify the adequacy of corrective actions prior to reporting the issue as corrected.

(6) The audit staff shall have access to any records necessary for the proper conduct of its activities. National bank examiners shall have access to all reports and work papers of the audit staff and any other parties working on its behalf.

(7) Upon adoption, a copy of the internal audit program shall be promptly submitted to the Assistant Deputy Comptroller.

ARTICLE VIII

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) Within forty-five (45) days, the Board shall require and the Bank shall implement and thereafter adhere to a written program for the maintenance of an adequate Allowance for

Loan and Lease Losses (“ALLL”). The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006), with the “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and current GAAP standards, and shall incorporate, at a minimum, the following:

(a)	results of the Bank’s internal loan review;

(b)	results of the Bank’s external loan review;

(c)	criteria for determining which loans will be reviewed under Financial Accounting Standard (“FAS”) 114 (now ASC 310-10), how impairment will be determined, and procedures to ensure that the analysis of loans complies with ASC 310-10 requirements;

(d)	criteria for determining FAS 5 (now ASC 450-20) loan pools and an analysis of those loan pools;

(e)	loan loss experience;

(f)	trends of delinquent and nonaccrual loans;

(g)	concentrations of credit in the Bank; and

(h)	present and projected economic and market conditions.

(2) The Board shall ensure that the Bank, in implementing the program required under paragraph (1), does the following:

(a)	reviews and revises the rationale and methodology for developing historical loss rates, ensuring the rationale is appropriately supported and consistently applied;

(b)	stratifies loan types to more accurately assess risk;

(c)	develops and provides additional support for qualitative factors used in the ALLL analysis and ensures that the directional movement of the allocation for each factor is clearly supported;

(d)	documents updated evaluations and appraisals for impaired loans; and

(e)	incorporates requirements for periodic independent validation of the Bank’s ALLL methodology, and revises the methodology when appropriate.

(3) The program shall provide for a review of the Allowance by the Board at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(4) A copy of the Board’s program shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

ARTICLE IX

APPRAISALS OF REAL PROPERTY

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to ensure compliance with the appraisal and evaluation requirements, for loans and other real estate owned, in accordance with 12 C.F.R 34 and OCC Bulletin 2005-6. The requirements for appraisals and evaluations shall be detailed in the Bank’s Credit Policy.

(2) Within ten (10) days, the Board shall submit a draft engagement letter to the Assistant Deputy Comptroller for determination of no supervisory objection. Within sixty (60) days following such supervisory non-objection, the Board shall engage the services of an independent, professionally certified, or licensed appraiser(s) to provide:

(a)	a written or updated appraisal, in accordance with 12 C.F.R. Part 34, for each parcel of real property that represents primary collateral behind any extension of credit where:

(i)	the loan was criticized in the ROE or by the Bank’s internal loan review, and the most recent independent appraisal is more than twelve (12) months old; or

(ii)	accrued interest or loan fees have been or will be added to the outstanding principal balance, and the most recent independent appraisal is more than twelve (12) months old; or

(iii)	the loan exceeds one million dollars ($1,000,000), and the most recent independent appraisal is more than twelve (12) months old.

(b)	a written appraisal on each parcel of Other Real Estate Owned where it is needed to bring the Bank into conformity with the provisions of 12 C.F.R. Part 34.

(3) The Board shall specifically instruct the appraiser(s) to comply with the requirements of 12 C.F.R. Part 34. The details surrounding any and all other instructions given to the appraiser(s) by the Bank, whether written or oral, shall be provided to the Assistant Deputy Comptroller for review prior to the appraiser(s) undertaking the actual appraisals.

(4) For transactions that do not require the services of a State certified or licensed appraiser according to 12 C.F.R. 34.43(a)(1), (a)(5) or (a)(7), the Bank shall obtain an appropriate evaluation of real property collateral that is consistent with safe and sound banking practices.

(5) All such appraisals and evaluations shall be completed within sixty (60) days following the engagement of the appraiser(s), and certification by the Board attesting to the completion of the appraisals and evaluations shall be forwarded to the Assistant Deputy Comptroller within forty-five (45) days following receipt of the completed appraisals.

(6) Within thirty (30) days of completion of the written program required in paragraph (1) of this Article, the Board shall ensure applicable Bank personnel receive the necessary training and instruction on the requirements of the Appraisal program.

ARTICLE X

CREDIT RISK MANAGEMENT

(1) Within thirty (30) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to improve credit risk management processes and practices and to reduce the high level of credit risk in the Bank. The program shall include, but not be limited to:

(a)	early problem loan identification processes to assure the timely and accurate identification and risk rating of loans and leases based on lending officer submissions, and the timely and accurate recognition of nonaccrual loans and leases. The Comptroller’s Rating Credit Risk Handbook, dated April 2001, and the FFIEC Call Report Instructions are referenced for guidance;

(b)	ensuring the final loan risk ratings and accrual decisions provided by the external loan review firm are accepted and implemented by the Board and management, and that the practice of the Bank’s loan review appeals process is discontinued;

(c)	procedures to monitor for compliance with Supervisory Loan to Value Limits regulations outlined in Appendix A of 12 C.F.R. § 34 subpart (d);

(d)	procedures to include global cash flow analysis of guarantors at loan underwriting, and periodically throughout the life of the loan;

(e)	procedures to stress test individual loans, where applicable, as well as, perform portfolio wide stress testing, for the impact of changes in interest rates, vacancy rates, lease/rental changes and other factors that may impact borrower cash flow positions;

(f)	procedures for charging-off overdrafts within sixty days as required per OCC Bulletin 2005-9 Overdraft Protection Programs: Interagency Policy;

(g)	procedures to conform with other real estate owned (“OREO”), non-accrual and troubled debt restructuring accounting; and

(h)	procedures to ensure sub-investment grade securities are classified in accordance with OCC Bulletin 2004-25 Classification of Securities: Uniform Agreement on the Classification of Securities. The Board shall ensure that classified investment securities are included in the totals of classified assets reported to the Board.

(2) Within sixty (60) days, the Board shall ensure that the applicable lending staff and management receive the training and written guidance needed to ensure effective implementation of the program requirements detailed in this Article.

(3) At least quarterly, the Board shall prepare a written assessment of the bank’s credit risk management program, which shall evaluate the Bank’s progress under the aforementioned program. The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.

ARTICLE XI

CONCENTRATIONS OF CREDIT

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written asset diversification program consistent with OCC Bulletin 2006-46 Concentrations in CRE Lending, Sound Risk Management Practices: Interagency Guidance on CRE Concentration Risk Management, and OCC Bulletin 2009-32 CRE Loans: guidance on Prudent CRE Loan Workout. The program shall include, but not necessarily be limited to, the following:

(a)	a review of the balance sheet to identify any concentrations of credit;

(b)	a written analysis of any concentration of credit identified above in order to identify and assess the inherent credit, liquidity, and interest rate risk;

(c)	policies and procedures to control and monitor concentrations of credit, including, but not limited to, establishing prudent concentrations of credit limits for commercial real estate and other exposures, as well as sub-limits by property type, industry, geographic areas, etc., as a percentage of total loans and as a percentage of Tier One Capital plus the Allowance for Loan and Lease Losses. The Board approved limits and sub-limits shall be based on the written analysis required in subparagraph (b), and;

(d)	an action plan approved by the Board to reduce the risk of any concentration deemed imprudent in the above analysis.

(2) For purposes of this Article, a concentration of credit is as defined in the “Loan Portfolio Management” booklet of the Comptroller’s Handbook.

(3) The Board shall ensure that future concentrations of credit are subjected to the analysis required by subparagraph (b) and that the analysis demonstrates that the concentration will not subject the Bank to undue credit or interest rate risk.

(4) The Board shall forward a copy of an analysis performed on existing or potential concentrations of credit to the Assistant Deputy Comptroller immediately following the review.

ARTICLE XII

BANK SECRECY ACT PROGRAM (BSA)

(1) Within sixty (60) days of the date of this Agreement, in response to the risks set forth in the ROE, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program of policies and procedures, staffing and training, to provide for compliance with Bank Secrecy Act (“BSA”), as amended (31 U.S.C. §§ 5311 et seq.), the regulations promulgated thereunder at 31 C.F.R. Part 103, as amended, and 12 C.F.R. Part 21, Subparts B and C, and the rules and regulations of the Office of Foreign Assets Control (“OFAC”)

(collectively referred to as the “Bank Secrecy Act” or “BSA”) and for the appropriate identification and monitoring of transactions that pose greater than normal risk for compliance with the BSA. Specifically, the bank’s BSA program shall be expanded to include, at a minimum:

(a)	formal evaluation of the knowledge of the Bank’s operational and supervisory personnel of the Bank’s policies and procedures for identifying transactions that pose greater than normal risk for compliance with the Bank Secrecy Act;

(b)	enhanced policies and procedures for identifying and monitoring transactions that pose greater than normal risk for compliance with the Bank Secrecy Act, and for recording, maintaining and recalling information about such transactions;

(c)	well-defined policies and procedures for investigating and resolving the Bank’s response to transactions that have been identified as posing greater than normal risk for compliance with the Bank Secrecy Act;

(d)	procedures to identify and report to appropriate management personnel transactions that have been identified as posing greater than normal risk for compliance with the Bank Secrecy Act;

(e)	establishment of an independent review process for any accounts or customers for which the Bank receives an outside inquiry or formal request for data, which shall include establishment of formal reporting lines and procedures;

(f)	expansion of the SAR monitoring systems to include:

(i)	an updated risk-rating and Customer Due Diligence (“CDD”) process that reflects the data obtained at account inception, expected volumes of activity, types of services and products to be used;

(ii)	assessment of the monitoring, review and testing processes by compliance, retail or audit to assure that reviews are completed; and

(iii)	review of the automated monitoring tools that are available to the staff to analyze and monitor any unusual trends or patterns of activity, and identify tools that may be needed by the staff;

(g)	expansion of the customer risk assessment policies and procedures to address changes within account relationships, particularly accounts with high risk profiles and activities. The policies and procedures shall include, at a minimum:

(i)	risk rating of entire account relationships, not individual customers; and

(ii)	customer account risk ratings that are stratified at account opening, and updated periodically. The bank shall monitor, analyze, and test accounts periodically and update the risk ratings in accordance with its account monitoring results.

(h)	procedures to ensure effective CDD and Enhanced Due Diligence (“EDD”) is performed at account opening and through ongoing monitoring of customer account activity. CDD and EDD procedures shall include, at a minimum:

(i)	requirements to obtain information at account opening about expected customer account activity, products, and services;

(ii)	a review process to ensure data is complete prior to making risk rating decisions; and

(iii)	expansion of the use of the anti-money laundering system to perform ongoing monitoring of customer activity, update customer risk profiles, and maintain an effective EDD process.

(2) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to establish a system of internal controls and processes to ensure compliance with the requirements to file Suspicious Activity Reports set forth in 12 C.F.R. § 21.11, as amended. At a minimum, this written program shall establish procedures for identifying and reporting known or suspected violations of Federal law, violations of the Bank Secrecy Act, or suspicious transactions related to money laundering activity, including suspicious activity relating to the opening of new accounts, the monitoring of current accounts, and the transfer of funds through the Bank. The program shall update any policies and procedures in the Bank with the requirements of 12 C.F.R. § 21.11, including definitions of when SARs are required and the timelines for reporting. The program shall also include, at a minimum:

(a)	procedures for supplemental SAR filings, which shall include:

(i)	clear guidelines and accountability for the criteria and reporting standards for filing supplemental SARs;

(ii)	a system-wide review of accounts with supplemental SAR filings beginning with the higher volume, higher risk, and longer tenure accounts; and

(iii)	establishment of a SAR Committee, to assume the decision-making responsibility and accountability over the filing of supplemental SARs; and

(b)	establishment of a SAR decision making process, which shall include:

(i)	a well-defined process regarding the decision on whether to file a SAR on any account;

(ii)	formation of a SAR Committee to set standards for reviews and documentation for the consideration of possible closures of accounts as well as the decision for non-filing of SARs.

(3) Upon completion, a copy of the programs required in paragraphs (1) and (2) of this Article shall be submitted to the Assistant Deputy Comptroller for review and determination of no supervisory objection.

(4) Within sixty (60) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure Bank adherence to a comprehensive training program for all appropriate operational and supervisory personnel to ensure their awareness of their responsibility for compliance with the requirements of the OFAC and the Bank Secrecy Act, including the reporting requirements associated with SARs pursuant to 12 C.F.R. Part 21, Subpart B, regardless of the size of the relationship or type of customer involved.

(5) Within sixty (60) days of the date of this Agreement, the Board shall determine whether any changes are needed regarding the Bank’s BSA Officer, including the responsibilities, authority, structure, independence or skills of the BSA Officer. In particular, the Board shall ensure that the BSA Officer has sufficient training, authority, and skill to perform his/her assigned responsibilities.

(6) Within sixty (60) days of the date of this Agreement, the Board shall determine whether any changes are needed regarding the Bank’s BSA Officer’s supporting staff, including the responsibilities, authority, structure, independence or capabilities of the BSA Officer’s supporting staff.

ARTICLE XIII

CONTINGENCY FUNDING PLAN

(1) Within sixty (60) days, the Board shall review and revise the Bank’s Contingency Funding Plan (CFP) to address matters in the ROE. The Board shall conform to the Comptroller’s Handbook, Liquidity, dated February 2001, and to OCC Bulletin 2010-13 Liquidity: Final Interagency Policy Statement on Funding and Liquidity Risk Management. The CFP shall be enhanced, at a minimum, to address:

(a)	defining triggers, including asset quality indicators, for enacting the plan;

(b)	quantifying the impact and available sources of funds under various crisis scenarios;

(c)	developing action plans to address any significant funding shortfalls and provide mitigating factors where necessary;

(d)	developing action plans for reducing risk under each scenario;

(e)	defining responsibilities and decision-making authority for all personnel in a crisis situation;

(f)	defining specific frequency for testing of correspondent lines.

(2) Within sixty (60) days, the Board shall ensure that appropriate and prudent risk limits are established and incorporated into the Bank’s ALCO policy. Upon adoption, a copy of the enhanced CFP and ALCO policy shall be forwarded to the Assistant Deputy Comptroller for review.

ARTICLE XIV

LIQUIDITY RISK MANAGEMENT REPORTS

(1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure adequate management reports that enable the Board and management to monitor the Bank’s liquidity position on a monthly basis. Reports shall, at a minimum, capture:

(a)	projected cash flows over a 30, 60 and 90 day period that includes but is not limited to, unencumbered liquid assets, net projected cash flows from the balance sheet, expected income and expenses, loan funding and maturities, deposit inflows and outflows, investment purchases and maturities;

(b)	the liquidity, maturity and pledging requirements of the investment portfolio;

(c)	concentrations of funding sources;

(d)	contingent liquidity sources, such as unused FHLB borrowing capacity, allowable brokered CDs, and bank lines;

(e)	Bank’s adherence to the policy and risk limits.

(2) upon adoption, a copy of the reports shall be forwarded to the Assistant Deputy Comptroller for review.

ARTICLE XV

INFORMATION TECHNOLOGY

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure adherence to a comprehensive, written information security program to ensure the safety and soundness of its operations and to support the Bank’s efforts to comply with 12 C.F.R. Part 30, Appendix B, Safeguarding Customer Information.

(2) The information security program shall include administrative, technical, and physical safeguards to protect the security, confidentiality, and integrity of customer information. The information security program shall be consistent with the security process described in the “Information Security” booklet of the FFIEC Information Technology Examination Handbook.

(3) At a minimum, the information technology program shall include:

(a)	a corporate-wide assessment of the risks to its customer information or customer information systems and a written report evidencing such assessment. The assessment shall include:

(i)	the identification of reasonably foreseeable internal and external threats that could result in unauthorized disclosure, misuse, alteration, or destruction of customer information or customer information systems;

(ii)	an assessment of the likelihood and potential damage of these threats, taking into consideration the sensitivity of customer information; and

(iii)	an assessment of the sufficiency of policies, procedures, customer information systems, and other arrangements in place to control risks.

(b)	a test plan that provides for regular testing of key controls, systems and procedures of its information security program, including web scanning. The frequency and nature of such tests shall be determined by the risk assessment, but not less frequent than quarterly for web scanning. Such tests shall be conducted or reviewed by independent third parties or staff independent of those who develop or maintain the information security program;

(c)	a process to ensure appropriate reports are provided to the Information Security Officer;

(d)	improved criteria and controls for customer logins and passwords;

(e)	enhanced business continuity planning (BCP) policies, procedures and planning that address short- and long-term business disruptions and ensure adequate workspace and resources are available to support all personnel directed to report to back-up work locations;

(f)	periodic bank-wide business continuity plan training;

(g)	a designated competent back-up IT Officer; and

(h)	enhanced pandemic planning policies and procedures.

ARTICLE XVII

CLOSING

(1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Melissa F. Scofield	October 25, 2010
Melissa F. Scofield Assistant Deputy Comptroller New York Metro East	Date

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ James E. Danowski	October 25, 2010
James E. Danowski	Date

/s/ Joseph A. Gaviola	October 25, 2010
Joseph A. Gaviola	Date

/s/ Edgar F. Goodale	October 25, 2010
Edgar F. Goodale	Date

/s/ J. Gordon Huszagh	October 25, 2010
J. Gordon Huszagh	Date

/s/ David A. Kandell	October 25, 2010
David A. Kandell	Date

/s/ Thomas S. Kohlmann	October 25, 2010
Thomas S. Kohlmann	Date

/s/ Terence X. Meyer	October 25, 2010
Terence X. Meyer	Date

/s/ Susan V.B. O’Shea	October 25, 2010
Susan V.B. O’Shea	Date

/s/ John D. Stark, Jr	October 25, 2010
John D. Stark, Jr	Date